Exhibit 3.12

OPERATING AGREEMENT

OF

VIVINT PURCHASING, LLC

This Operating Agreement (the “Agreement”) has been adopted by Vivint, Inc., a Utah corporation and the sole member (the “Member”) of Vivint Purchasing, LLC, a Utah limited liability company (the “Company”), effective as of June 29, 2011.

1.    Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company are acquiring and reselling inventory and equipment to the Member and engaging in any lawful act or activity for which limited liability companies may be formed under the Utah Revised Limited Liability Company Act, § 48-2c-101-1902, as amended from time to time (the “Act”).

2.    Member. The name and address of the Member are:

Vivint, Inc,

4931 North 300 West

Provo, UT 84604

3.    Management.

(a) The business and affairs of the Company shall be managed by the Member. The Member, on behalf of the Company, shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the business and affairs of the Company.

(b) The Member may appoint by written resolution officers and agents of the Company to which the Member may delegate by written resolution whatever duties, responsibilities and authority the Member may desire. Any officer or agent may be removed by the Member at any time by written resolution.

(c) If an officer of the Company is appointed by the Member and given a title that is used by officers of a business corporation, the Member shall be deemed to have delegated to the officer the duties, responsibilities and authority that would be exercised by an officer of a business corporation with the same title, unless the Member provides otherwise by written resolution.

4.    Title to Company Property. All real and personal property shall be acquired in the name of the Company, and title to any property so acquired shall vest in the Company itself rather than in the Member.

5.    Compensation of Member. The Member may be reimbursed for all expenses incurred in managing the Company and may, at the election of the Member, be entitled to compensation for management services rendered, in an amount to be determined from time to time by the Member.

6.    Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the aggregate amounts determined by the Member and as permitted by applicable law.

7.    Elections. The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

8.    Assignability of Membership Interest. The economic interest of the Member in the Company is assignable, in whole or in part, either voluntarily or by operation of law.

9.    Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member only if a new operating agreement or an amendment and restatement of this Agreement is executed.

10.    Liability of the Member. The Member shall not have any liability for the debts, obligations or liabilities of the Company or for the acts or omissions of any other member, officer, agent or employee of the Company except to the extent provided in the Act. The failure of the Member to observe any formalities or requirements relating to the exercise of the powers of the Member or the management of the business and affairs of the Company under this Agreement or the Act shall not be grounds for imposing liability on the Member for liabilities of the Company.

11.    Indemnification. The Company shall indemnify the Member and those authorized officers, agents and employees of the Company identified in writing by the Member as entitled to be indemnified under this section for all costs, losses, liabilities and damages paid or accrued by the Member (as the Member or as an officer, agent or employee) or any such officer, agent or employee in connection with the business of the Company, except to the extent prohibited by the laws of the State of Utah. In addition, the Company may advance costs of defense of any proceeding to the Member or any such officer, agent or employee upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

12.    Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written direction of the Member, or (ii) the entry of a decree of judicial dissolution under the Act. The dissolution or bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause a dissolution of the Company.

(b) Upon dissolution, the Company shall cease carrying on any and all business other than the winding up of the Company business, but the Company is not terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been filed pursuant to the Act. Upon the winding up of the Company, the Company’s property shall be distributed: (i) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities; and (ii) then to the Member. Such distributions shall be in cash or property or partly in both, as determined by the Member.

13.    Conflicts of Interest. Nothing in this Agreement shall be construed to limit the right of the Member to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company. The Member does not violate a duty or obligation to the Company merely because the conduct of the Member furthers the interests of the Member. The Member may lend money to and transact other business with the Company. The rights and obligations of the Member upon lending money to or transacting business with the Company are the same as those of a person who is not the Member, subject to other applicable law. No transaction with the Company shall be void or voidable solely because the Member has a direct or indirect interest in the transaction,

14.    Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the substantive laws of the State of Utah, without reference to the conflicts of law rules of that or any other jurisdiction.

15.    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

16.    Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member,

17.    Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is expressly not intended for the benefit of any creditor of the

Company or any other person other than the successors and assigns of the Member. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has adopted this Operating Agreement on the date first above written.

MEMBER:

VIVINT, INC.

By:	/s/ Todd Pedersen
Name: Title:	Todd Pedersen Chief Executive Officer